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                              Exhibit 99.1
                              ------------

                             [CONNING LOGO]



Investor Contact: Fred M. Schpero
                  or Paul Kopsky, Jr.
                  (314) 444-0715

Media Contact:    David Garino
                  (314) 982-1700

Internet:  http://www.conning.com


          CONNING CORPORATION COMMENTS ON ANNOUNCEMENT BY
          -----------------------------------------------
                       GENAMERICA CORPORATION
                       ----------------------

     ST. LOUIS, AUGUST 26, 1999 -- Conning Corporation (NASDAQ:CNNG) today reported that its significant client and majority shareholder, GenAmerica Corporation ("GenAmerica"), announced a definitive agreement whereby GenAmerica will be acquired by the Metropolitan Life Insurance Company ("MetLife"), headquartered in New York City. The announcement indicated that Metropolitan Life is planning to acquire GenAmerica and its subsidiaries, including General American Life's existing ownership of its publicly traded entities.

The announcement indicated MetLife intends to maintain GenAmerica's headquarters in St. Louis, preserving and building upon General
American's franchises and brand names, with particular emphasis on life insurance, asset management, and life reinsurance operations.

The acquisition announcement by GenAmerica is not expected to have any immediate impact on Conning's core businesses. General American remains
as a significant asset management client of the Company.   Conning will
work with General American and MetLife management through the transition process in order to identify additional complementary opportunities that will enhance the entire global franchise.



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Add One

Leonard M. Rubenstein, Conning's chairman, president and chief executive officer, stated, "The announcement by our significant owner is an exciting development for GenAmerica, with opportunities for the Conning businesses. I believe this announcement clears up any uncertainty with respect to Conning's ability to continue as a valuable franchise and deliver the high quality service and expertise expected by our clients." He added, "We look forward to expanding relationships with our new partner while our management team remains focused on serving clients and building products, ultimately generating value for Conning shareholders."

GenAmerica Corporation is a holding company whose operations include General American Life Insurance Company, with approximately $29 billion in assets. Metropolitan Life is a leading provider of financial services to a broad spectrum of individual and group customers. MetLife has over $357 billion worth of assets under management, and serves over 33 million people by providing investment products and group insurance to corporations and other institutions.


Conning provides asset management services primarily to insurance companies and institutional investors with approximately $32 billion in discretionary assets under management, manages private equity funds investing in insurance and insurance-related companies, and conducts in-depth research on the insurance industry.


     The preceding discussions of expected future results may constitute forward-looking statements. Actual results could differ from expected results due to various factors, including whether final costs exceed estimates, revenue contributions from transactions and acquisitions have been projected accurately, and other factors discussed in company filings with the Securities and Exchange Commission.



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